Exhibit 10.1

CONFIDENTIAL

RETENTION BONUS ELIGIBILITY

<<EMPLOYEE FULL NAME>>

Dear <<SHORT NAME>>:

In recognition of your valuable contributions and efforts, we are pleased to offer you a retention bonus package, subject to the terms and conditions described below.  We want you to know we appreciate your efforts and hope that you are excited to remain with Micrel, Incorporated (“Micrel”) as we move forward.

Your “Retention Bonus” will be a cash payment totaling $[____], less applicable withholdings, which will be paid if you remain actively employed by Micrel until December 31, 2015 (the “Bonus Vesting Date”) or earlier on the terms described below.

Terms and Conditions of Retention Bonus

Early Payment in the Event of a Change in Control.  In the event of a Change in Control (as defined on Attachment A) of Micrel, your Bonus Vesting Date will be the three-month anniversary of the closing date of such Change in Control.

Early Payment on Certain Involuntary Terminations of Employment.  If before the Bonus Vesting Date either (i) before a Change of Control, you are terminated as part of a reduction in force and are not terminated due to your unsatisfactory performance, any violation of Micrel policy, rules or Code of Conduct, unacceptable attendance or tardiness (unless excused pursuant to the Americans with Disabilities Act or the Family and Medical Leave Act), or similar cause for termination, as to which you have been put on notice; as determined by Micrel in its sole discretion, or (ii) following a Change of Control, you are involuntarily terminated for any reason other than for Cause (as defined on Attachment A), then subject to you signing a general release of claims, you will receive the Retention Bonus within 60 days following such termination of employment.

At-Will Employment; One-Time Discretionary Bonus.  Nothing in this letter agreement alters the “at-will” nature of your employment status.  The Retention Bonus (together with any other benefits hereunder) is a one-time bonus and creates no obligation by Micrel or its affiliates to make further similar bonus payments.

Tax Treatment.  All amounts paid hereunder will be subject to Micrel’s withholding of applicable taxes.  All payments hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and shall be paid within the period specified therein.

Miscellaneous.  This letter agreement shall be binding upon Micrel’s successors and assigns and constitutes the entire understanding between you and Micrel regarding the Retention

Bonus. This letter agreement will be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

Confidentiality.  Please note that this letter agreement is strictly confidential, and we ask that you not disclose the terms or amount of your retention bonus package to others.

Your signature below indicates that you have read and understand the terms of this letter agreement.

Very truly yours,

MICREL, INCORPORATED

By:

Robert E. DeBarr
Chief Financial Officer and Vice President of Finance and Human Resources

I accept and agree to the terms described in this letter agreement.

<<EMPLOYEE NAME>>

(Your signature)

Attachment A – Defined Terms

“Cause” after a Change in Control means:

(i)      theft, dishonesty or falsification of any employment or Micrel records;
(ii)     malicious or reckless disclosure of Micrel’s confidential or proprietary information;
(iii)    commission of any immoral or illegal act or any gross or willful misconduct, where Micrel reasonably determines that such act or misconduct has (A) seriously undermined the ability of Micrel to entrust you with important matters or otherwise work effectively with you, (B) contributed to Micrel’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of Micrel or any of its subsidiaries; and/or
(iv)    the failure or refusal by you to follow the reasonable and lawful directives of Micrel, provided such failure or refusal continues after your receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

“Change in Control” means consummation of (i) a transaction that constitutes a sale of all of substantially all of Micrel’s assets or (ii) an acquisition of more than 50% of Micrel’s stock by another entity or parties acting as a group.